EXHIBIT 10.65

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
CONFIDENTIAL

BOISE SUPPLY TERMINATION AND AMENDMENT AGREEMENT

This Boise Supply Termination and Amendment Agreement (“Agreement”) is made and entered into as of the 10th day of October, 2008 (“Effective Date”), by and among Intel Corporation, a Delaware corporation (“Intel”), Micron Technology, Inc., a Delaware corporation (“Micron”), and IM Flash Technologies, LLC, a Delaware limited liability company (“Joint Venture Company”).  Each of Intel, Micron, and Joint Venture Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           Pursuant to the Joint Venture Documents (as defined hereinafter) and the transactions contemplated thereby, Micron and Intel have formed the Joint Venture Company.

B.           The Joint Venture Documents include the Boise Supply Agreement (as defined hereinafter) pursuant to which Micron supplies to the Joint Venture Company Products (as defined below) manufactured at Micron’s fabrication facility in Boise, Idaho and which Products, in turn are supplied by the Joint Venture Company to Intel and Micron under the Supply Agreements (as defined below).

C.           Intel no longer desires the Joint Venture Company to supply Intel with Products made at Micron’s fabrication facility in Boise, Idaho.

D.           The Parties desire that this Agreement terminate the Boise Supply Agreement and outline the commitments of Micron and Intel and amends the Joint Venture Documents resulting from the termination of the Boise Supply Agreements, as defined below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

ARTICLE I.
DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

Section 1.01 Definitions.

Capitalized terms used in this Agreement shall have the respective meanings set forth below in this Section 1.01 unless defined elsewhere in this Agreement:

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Joint Venture” shall have the meaning set forth in the Omnibus Agreement.

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“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Boise Fab” means that Micron fabrication facility located in Boise, Idaho that maintains a NAND flash memory product line.

 “Boise Side Letter Agreement” means the Boise Side Letter Agreement by and among Micron, the Joint Venture Company and Intel dated July 13, 2006.

“Boise Supply Agreement” means the Boise Supply Agreement by and between the Joint Venture Company and Micron dated January 6, 2006.

“Business Day” means a day that is not a Saturday, Sunday or other bank holiday in the State of New York or country of organization of any Applicable Joint Venture.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Intel” shall have the meaning set forth in the preamble to this Agreement.

“Joint Venture Company” shall have the meaning set forth in the preamble to this Agreement.

“Joint Venture Documents” means the Master Agreement relating to the formation of the Joint Venture Company, and each agreement referenced therein (whether directly or indirectly through reference in any of such referenced agreements) and includes any such agreements as amended and/or restated from time to time, as well as this Agreement.

“LLC Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement by and between Micron and Intel dated February 27, 2007.

“Master Agreement” means the Master Agreement by and between Micron and Intel dated November 18, 2005.

“Member Activities Letter Agreement” means the Amended and Restated Member Activities Letter Agreement by and between Micron and Intel dated February 27, 2007, as amended.

“Micron” shall have the meaning set forth in the preamble to this Agreement.

“Omnibus Agreement” means the Omnibus Agreement by and between Micron and Intel dated February 27, 2007.

“Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

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“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, individual, business, trust, estate or any other entity or organization of any kind or character from any form of association.

“Products” means certain NAND flash memory products, as more specifically defined in the Supply Agreements.

“Purchase Orders” shall have the meaning set forth in the Boise Supply Agreement.

“Scrap, or Scrapped” means the lawful disposal of WIP Product by Micron other than by commercial sale of such WIP Product in any form.

“Ship, or Shipped” means the customary transfer of WIP Product by Micron to the Joint Venture Company following normal procedures under the Boise Supply Agreement.

“Supply Agreement” means either the Supply Agreement between Micron and the Joint Venture Company dated January 6, 2006 or the Supply Agreement between Intel and the Joint Venture Company dated January 6, 2006, as the context dictates, and “Supply Agreements” means both of them.

Section 1.02 Certain Interpretive Matters.

(a) Unless the context requires otherwise, (i) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (iii) words in the singular include the plural and visa versa, (iv) the term “including” means “including without limitation,” and (v) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  All references to $ or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” will mean calendar days.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

ARTICLE II.
TERMINATION OF BOISE SUPPLY AGREEMENT

Section 2.01 Termination of Agreement.  The Boise Supply Agreement is terminated pursuant to Section 10.1(ii) thereof, effective as of the Effective Date.  Except as modified by Section 2.02 and 2.03 below, those obligations of Micron and the Joint Venture Company intended to survive termination pursuant to Section 10.4 of the Boise Supply Agreement shall continue to so survive in accordance with their respective terms.  The Boise Side Letter Agreement is also terminated as of the Effective Date.

Section 2.02 Wind Down of Supply.

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(a) On the Effective Date, the Joint Venture Company will cease submitting non-zero demand forecasts to Micron on behalf of Intel for Products that would have been manufactured at the Boise Fab.

(b) On the Effective Date, Micron will cease initiating wafer production at the Boise Fab for Products destined for supply to the Joint Venture Company under the Boise Supply Agreement.

(c) For those Products that are intended to fulfill the Joint Venture Company’s supply obligations to Intel under the Supply Agreement with Intel and that have already begun the manufacturing process at the Boise Fab on or before the Effective Date (“WIP Product”), Micron will complete or discontinue manufacture of, or otherwise deal with such WIP Product as Micron deems appropriate.

(d) Micron will supply to the Joint Venture Company those Products finished before the Effective Date or finished after the Effective Date from WIP Product, in each case upon the terms and conditions of the Boise Supply Agreement; provided, however, that unless Micron and the Joint Venture Company agree to amend the following date, Micron will not deliver to the Joint Venture Company or finish manufacturing any WIP Products after December 4, 2008 and further provided that the price of WIP Products shall be as set forth in Section 3.03.

Section 2.03 Amended Surviving Obligations.  Notwithstanding anything to the contrary in the Boise Supply Agreement:

(a) All Purchase Orders placed under the Boise Supply Agreement are hereby terminated except to the extent such Purchase Orders pertain to the Products Shipped by Micron to the Joint Venture Company as a result of those activities contemplated under Section 2.02.  The Joint Venture Company and Micron each remain bounded to fulfill their respective obligations with respect to such Purchase Orders in accordance with the applicable terms of the Boise Supply Agreement as may be amended by this Agreement.

(b) Section IV of Schedule 2.6 of the Boise Supply Agreement is not applicable.  Micron retains ownership of all Additional Equipment free and clear of all liens, encumbrances and obligations with respect thereto to the Joint Venture Company.

(c) Sections III and IV of Schedule 4.6 of the Boise Supply Agreement are not applicable, and no calculations thereunder will be made.  To the extent that any calculation thereunder would have required or would require Micron to make any payment(s) to the Joint Venture Company, such payments are fully discharged and Micron is forever released from making them.

(d) All masks, reticles, probe cards and other materials in the possession of Micron used to manufacture Products under the Boise Supply Agreement, whether originally purchased by Micron or provided to Micron by the Joint Venture Company, shall be and remain owned solely by Micron.

Section 2.04 Board of Managers.  Intel and Micron shall cause the Board of Managers and the Manufacturing Committee and Planning Subcommittee to promptly revise the Initial Business

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Plan, Ramp Plan, Operating Plan, Performance Criteria, Products (as each of the foregoing terms is defined in the Boise Supply Agreement) and other operating parameters of the Joint Venture Company if and as necessary for the Joint Venture Company to fulfill its obligations to Micron and Intel under their respective Supply Agreement in recognition that the Joint Venture Company no longer has the right to purchase Products made by Micron in its Boise Fab (other than those Products that are the subject of Section 2.02 above).

Section 2.05 Demand Forecasts.  Intel and Micron shall each promptly revise their respective Demand Forecasts (as defined in the Supply Agreements) made to the Joint Venture Company under their respective Supply Agreement if and as necessary for the Joint Venture Company to fulfill its obligations to Micron and Intel under their respective Supply Agreement in recognition that the Joint Venture Company no longer has the right to purchase Products made by Micron in its Boise Fab (other than those Products that are the subject of Section 2.02).

ARTICLE III.
TERMINATION CONSIDERATION

Section 3.01 Capital Contributions.

(a) On or before November 10, 2008, Intel shall make a capital contribution to the Joint Venture Company in the amount of Twenty Three Million Seven Hundred Thousand Dollars and Three Cents ($23,700,000.03).

(b) On or before November 10, 2008, Micron shall make a capital contribution to the Joint Venture Company in the amount of Twenty Four Million Six Hundred Sixty-Seven Thousand Three Hundred and Forty-Seven United States Dollars ($24,667,347.00).

Section 3.02 Termination Payment.  On or before November 10, 2008, the Joint Venture Company shall pay to Micron a termination fee in the amount of Forty Eight Million Three Hundred Sixty-Seven Thousand Three Hundred Forty-Seven United States Dollars and Three Cents ($48,367,347.03).

Section 3.03 Disposition of WIP Product.

(a) The price of the WIP Product Shipped to the Joint Venture Company pursuant to Section 2.02 shall be Micron’s actual costs, as such costs are calculated pursuant to Section II of Schedule 4.6 of the Boise Supply Agreement, but without any adjustments pursuant to Section III of Schedule 4.6 or otherwise.

(b) Micron will invoice the Joint Venture Company for (i) Micron’s actual costs incurred in connection with all WIP Products Scrapped pursuant to Section 2.02 and (ii) eighty per cent (80%) of Micron’s actual costs incurred in connection with M40 WIP Products not Scrapped and not Shipped to the Joint Venture Company, in both cases (i) and (ii) as such costs are calculated pursuant to Section II of Schedule 4.6 of the Boise Supply Agreement, but without any adjustments pursuant to Section III of Schedule 4.6 or otherwise.  Micron will provide such invoices promptly after the end of each applicable fiscal month of Micron, and the Joint Venture Company shall pay to Micron the amount of such invoice within thirty (30) days of receipt of invoice.  The Joint Venture Company shall submit to Intel a copy of each such invoice,

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and Intel shall pay to the Joint Venture Company the amount thereof within thirty (30) days of Intel’s receipt of invoice.

Section 3.04 Payment Method.  The foregoing contributions and payments shall be made by wire transfer in United States Dollars in immediately available funds to the following bank accounts, as applicable:

If to Micron:
Beneficiary:                                Micron Technology, Inc.
Bank Name:                               [***]
Bank Address:                            Portland, Oregon
[***]
[***]
[***]

If to the Joint Venture Company:
Beneficiary:                                IM Flash Technologies, LLC
[***]
Bank Address:                            Portland, Oregon
[***]
[***]
[***]

ARTICLE IV.
AMENDMENTS TO JOINT VENTURE DOCUMENTS

Section 4.01 Omnibus Agreement.  The last paragraph in the definition of “Operating Metric Event” in the Omnibus Agreement is hereby deleted as of the Effective Date.

Section 4.02 LLC Operating Agreement.  Section 12.5(c)(4) and the first sentence of Section 13.14 in the LLC Operating Agreement are hereby deleted.

Section 4.03 Member Activities Letter Agreement.  In the Member Activities Letter Agreement:

(a) The phrase at the beginning of Section 1.1(A) which reads “Except as provided in Section 1.1(B)(2)” is hereby revised to read “Except as provided in Section 1.1(B)(2) and 1.1(D)”.

(b) A new Section 1.1(D) is inserted as follows:

“Notwithstanding anything to the contrary in this or the other Joint Venture Documents, Micron may Manufacture Restricted Products in the Boise Fab for sale or other commercial disposition by Micron and its Affiliated Companies without any restriction or any accounting to the Joint Venture Company, other Applicable Joint Venture, Intel or Affiliated Company of Intel.”

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Section 4.04 Joint Venture Document.  This Agreement is a “Joint Venture Document.”

Section 4.05 Supply Agreements. In both the Supply Agreements, Schedule 4.8 is hereby amended to read as follows:

“The Parties agree that Price is the accumulation of: (i) the wafer cost for probed wafers from any Facility and any other direct costs incurred by the Joint Venture Company, including, but not limited to, amortization of the pre-paid lease as set forth in the MTV Lease Agreement; (ii) the price the Joint Venture Company pays for assembling and packaging probed wafers, (iii) the price the Joint Venture Company pays for final testing of assembled and packaged units, and (iv) the cost paid by the Joint Venture Company for finished goods services.  All costs shall be determined on a basis of accounting mutually agreed by the Members.  For avoidance of doubt, amortization of the pre-paid lease as set forth in the MTV Lease Agreement shall be calculated in accordance with Modified GAAP.”

Section 4.06 Ownership and Sharing Interests.  None of the Parties’ respective Interest, Economic Interests, Percentage Interests or Sharing Interest (as such terms are defined in the Joint Venture Documents, or the Omnibus Agreement) shall be affected by the terms of this Agreement or by the performance of any obligations hereunder.

Section 4.07 No Other Amendments.  Except as provided in this Article IV, no other amendments to the Joint Venture Documents are intended by this Agreement.

ARTICLE V.
MISCELLANEOUS

Section 5.01 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a)  transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Intel:	with a copy to:
Intel Corporation 1900 Prairie City Road FM3-63 Folsom, CA 95630 Attention: NPG General Manager Facsimile: 916-377-2756	Intel Corporation 2200 Mission College Blvd. Mail Stop SC4-203 Santa Clara, CA 95054 Attention: General Counsel Facsimile: (408) 653-8050

If to Micron :

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Micron Technology, Inc. 8000 S. Federal Way Mail Stop 1-507 Boise, ID 83716 Attention: General Counsel Facsimile: (208) 368-4537

If to the Joint Venture Company
IM Flash Technologies, LLC 2550 East 3400 North Lehi, UT 84043 Attention: David A. Baglee; Rodney Morgan Facsimile: (801) 767-5370

Section 5.02 Waiver.  The failure at any time of a Party to require performance by another Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by another Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

Section 5.03 Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto.  Except as permitted by the Omnibus Agreement or Joint Venture Documents, neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person, without the prior written consent of the non-assigning Party.

Section 5.04 Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

Section 5.05 Choice of Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, USA, without giving effect to the principles of conflict of laws thereof.

Section 5.06 Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in a state or federal court located in Delaware, and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

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Section 5.07 Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

Section 5.08 Entire Agreement.  This Agreement and, for so long as any applicable terms of the Omnibus Agreement and Joint Venture Documents remain in effect, the applicable term(s) of the Omnibus Agreement and Joint Venture Documents, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

Section 5.09 Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

Section 5.10 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the Effective Date.

INTEL CORPORATION

By:	/s/ Robert J. Baker
Name:	Robert J. Baker
Title:	Senior Vice President

MICRON TECHNOLOGY, INC.

By:	/s/ D. Mark Durcan
Name:	D. Mark Durcan
Title:	President and COO

IM FLASH TECHNOLOGIES, LLC

By:	/s/ David Baglee
Name:	David Baglee
Title	Executive Officer

This is the signature page for the Boise Supply Termination and Amendment Agreement entered into by and among Intel Corporation, Micron Technology, Inc., and IM Flash Technology, LLC